OFFICE LEASE

by and between

MATRIX EQUITIES, INC., AS AGENT FOR MATRIX`

CROSSROADS LLC AND CREST PLAZA LLC

as Landlord,

and

NEW WORLD TECHNOLOGIES, INC.

as Tenant,

at

1363-22 Veterans Memorial Highway Hauppauge, New York, 11788

EXHIBITS

Exhibit A	Depiction of the Premises
Exhibit B	Rules and Regulations
Exhibit C	Work Letter
Exhibit D	Form of Commencement Date Letter Agreement
Exhibit E	Cleaning Specs

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OFFICE LEASE

THIS OFFICE LEASE (this “LEASE”) (this “LEASE”) is made this         day of October, 2018 between MATRIX EQUITIES, INC. as agent for MATRIX CROSSROADS, LLC and CREST PLAZA LLC (collectively, “Landlord”), having an office at 1373 Veterans Memorial Highway, Suite 32, Hauppauge, New York 11788 and NEW WORLD TECHNOLOGIES, INC., having an address at 201 Montauk Highway, West Hampton Beach, New York 11978 (“Tenant”), for space in the building located at 1363 Veterans Memorial Highway, Hauppauge, New York 11788 (such building, together with the land upon which it is situated and any other related improvements owned by Landlord, being herein referred to as the “Building”). The Building is part of the complex of four office buildings (three single-story buildings and one four-story building) located at 1363-1393 Veterans Memorial Highway, Hauppauge, New York (the “Property”). The following schedule (the “Schedule”) sets forth certain basic terms of this Lease:

1	Premises:	1,762 square feet located in Building 1363 commonly identified as Suite 22, as depicted on Exhibit A attached hereto and made a part hereof.

2	Commencement Date:	November 15, 2018

3	Rent Commencement Date	February 15, 2019

4	Expiration Date	February 28, 2025

		Time Period	Rent Per SOFT	Monthly Base Rent	Annual Rate of Base Rent
		11/15/2018- 2/14/2019	$0.00	$0.00	0.00
		2/15/2019 - 11/30/2020	$19.67	$2,888.21	$34,658.54
5	Base Rent:	12/1/2020- 11/30/2021	$20.26	$2,974.86	$35,698.30
		12/1/2021- 11/30/2022	$20.87	$3,064.10	$36,769.25
		12/1/2022 - 11/30/2023	$21.49	$3,156.03	$37,872.33
		12/1/2023- 2/28/2025	$22.14	$3,250.71	$39,008.50

6	Base Rent Increases	3% annually, per above table

7	Electricity Charges:	Tenant will pay electric for demised premises in addition to the base rent charges at $3.25/sf $5,726.50/annually $477.21/monthly subject to market fluctuation. Electric charges will apply during free rent period.

8	Cleaning Charges	Included in the Base Rent charges.

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9	Security Deposit:	Two months’ Base Rent- $5,726.50. Security deposit to be increased annually to reflect then-current base rent.

10	Broker(s):	None

11	Permitted Use:	General Office

12	Expense Base Year:	2018

13	Tax Base Year:	2018/2019

14	Tenant’s Proportionate Share	.0082276471

1.	Demise and Term. Landlord leases to Tenant and Tenant leases from Landlord the premises (the “Premises”) described in Item 1 of the Schedule and shown on the plan attached hereto as Exhibit A, subject to the covenants and conditions set forth in this Lease, for a term (the “Term”) commencing on the date (the “Commencement Date”) described in Item 2 of the Schedule and expiring on the date (the “Expiration Date”) described in Item 3 of the Schedule, unless extended or terminated earlier as otherwise provided in this Lease. Promptly upon the occurrence of the Commencement Date, Landlord and Tenant shall execute and deliver a letter designating the Commencement Date substantially in the form attached hereto as Exhibit D, but the failure by either party to execute and deliver such a letter shall have no effect on the Rent Commencement Date, as hereinabove determined.

2.	Rent

A.	Definitions. For purposes of this Lease, the following terms shall have the following meanings:

i.	“Expenses” shall mean the sum of all expenses (other than Taxes and Electricity Charges) incurred by Landlord in the ownership, operation, maintenance, repair and cleaning of the Property, including the parking facilities serving the Property, which shall include, but not be limited to, the following: (1) electricity, gas, water, HVAC, sewer and other utility charges of every type and nature with respect to the common areas and parking areas of the Property; (2) premiums and other charges for insurance and deductibles under such insurance policies; (3) commercially reasonable management fees and personnel costs of the Property; (4) costs of service and maintenance contracts relating to the Property; (5) all maintenance, repair and replacement costs and expenses and all supplies associated therewith; (6) costs of capital expenditures made by Landlord to reduce operating expenses or to comply with legal or insurance requirements applicable to the Property which requirements were not in existence on the date hereof or to replace existing equipment, machinery, Property systems or facilities used in connection with the operation or maintenance of the Property, such capital costs to be amortized over such reasonable period as Landlord shall determine, together with interest at the Interest Rate (including such expeditions which may have been made prior to the Commencement Date and which are the subject of reasonable amortization as contemplated herein); (7) charges for janitorial, trash removal and cleaning services and supplies furnished to the Property; (8) any business, professional and occupational license tax payable by Landlord with respect to the Property; (9) reasonable reserves for replacements, repairs and contingencies; (10) costs of snow removal; (11) the cost of operating the conference center, fitness center and main entrance area located on the Property, including wages, salaries, supplies and utilities; and (12) any other expense incurred by Landlord in maintaining, repairing, operating or cleaning the Property.

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ii.	“Excluded Expenses.” Expenses shall not include: (i) principal or interest payments and any other charges, including late charges, default interest or other penalties, on any mortgages, (ii) all costs and expenses of leasing space in the Property, including advertising, promotion and other marketing expenses, commissions, legal fees, and allowance, (iii) capital expenditures, except as and to the extent specified above in clause (6) of the preceding sentence; (iv) all costs and expenses of providing any service to any tenant or occupant of, or to any leasable space in, the Property that is not available to Tenant free of separate or additional charge, including, without limitation, overtime or supplemental HVAC service, overtime elevator service, supplemental cleaning, etc.; (v) costs in connection with damage, casualty or condemnation of all or a portion of the Property which are reimbursed to Landlord by Landlord’s insurers or by governmental authorities in eminent domain proceedings; (vi) advertising for vacant space in the Property; (vii) all costs and expenses of any demolition in, painting, carpeting, or refurbishing of, or alterations or improvements to, any leasable space made for any tenant or occupant or to enhance the marketability thereof or prepare the same for leasing; (viii) all charitable or political contributions; (ix) the costs to acquire and insure sculptures, paintings, and other works of art; (x) costs, expenses, fines and penalties to the extent primarily and directly necessitated by the gross negligence or willful misconduct of Landlord or its employees; (xi) sums paid by Landlord for any indemnity, damages, fines, late charges, penalties or interest for any late payment or to correct violations of building codes or other laws, regulations or ordinances applicable to the Property that may exist as of the Commencement Date, except for expenditures for repairs, maintenance and replacement or other items that would otherwise reasonably constitute Expenses; (xii) all costs and expenses attributable to any testing, monitoring, investigation, remediation, or removal of hazardous materials (other than any testing, monitoring or removal which are customarily conducted by owners of similar office buildings in the ordinary course of operating and managing a building); (xiii) all legal, architectural, engineering, accounting and other professional fees unrelated to the management, maintenance or operation of the Property; (xiv) ground lease rents; (xv) that portion of any Expenses that is paid to any entity affiliated with Landlord that is in excess of a commercially reasonable amount that would otherwise be paid to an entity that is not affiliated with Landlord for the provision of the same service; (xvi) costs and expenses of administration and management of the Landlord entity itself, as distinguished from the costs of management, operation and ownership of the Property; and (xvii) legal fees, space planners’ fees or similar fees incurred in connection with disputes with tenants of the Property or the negotiation of leases with tenants or prospective tenants. If the average occupancy rate for the Property during any calendar year, including the Expense Base Year, is less than ninety-five percent (95%), or if any tenant is separately paying for (or does not require) electricity or janitorial services furnished to its premises, then Expenses for such year shall be deemed to include all additional expenses, as reasonably estimated by Landlord, which would have been incurred during such year if such average occupancy rate had been ninety-five percent (95%) and if Landlord paid for electricity and janitorial services furnished to such premises.

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iii.	“Rent” shall mean Base Rent and Additional Rent as such terms are hereinafter defined.

iv.	“Taxes” shall mean (1) all real estate taxes, personal property taxes, vault and/or public space rentals, business district or arena taxes, special user fees, rates, and assessments (including general and special assessments, if any), ordinary and extraordinary, foreseen and unforeseen, which are imposed upon Landlord or assessed against the Property or Landlord’s personal property used in connection therewith; (2) any other present or future taxes or governmental charges that are imposed upon Landlord or assessed against the Building which are in the nature of or in substitution for real estate taxes, including any tax levied on or measured by the rents payable by tenants of the Property, and (3) expenses, including, without limitation, reasonable attorneys’ and consultants’ fees and expenses and court costs, incurred in reviewing, protesting or seeking a reduction of real estate taxes, whether or not such protest or reduction is ultimately successful. Subject to the foregoing, Taxes shall not include any inheritance, estate, gift, franchise, corporation, transfer, net income or net profits tax assessed against Landlord solely relating to the Property. If during any calendar year, including the Tax Base Year, the Property is not fully assessed for tax purposes, then Taxes for such year shall be deemed to include all additional taxes, as reasonably estimated by Landlord, which would have been incurred during such year if the Property had been fully assessed.

B	Tenant Payments. Tenant agrees to pay the following amounts to Landlord at the office of the Property or at such other place as Landlord designates:

i.	Base rent (“Base Rent”) to be paid in monthly installments in the amount set forth in Item 4 of the Schedule in advance on or before the first day of each month of the Term, except that Tenant shall pay the first month’s Base Rent upon execution of this Lease.

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ii.	Adjustment Reimbursables (“Adjustment Reimbursables”) for each calendar year falling entirely or partly within the Term in an amount equal to Tenant’s Proportionate Share of: (a) Expenses for any calendar year in excess of Expenses for the Expense Base Year, and (b) Taxes for any calendar year in excess of Taxes for the Tax Base Year. Prior to each calendar year, Landlord shall estimate the amount of Expenses and Taxes due for such year, and Tenant shall pay Landlord one-twelfth of such estimate on the first day of each month during such year. Such estimate may be revised by Landlord whenever it obtains information relevant to making such estimate more accurate, but in no event more frequently than twice in any twelve-month period. After the end of each calendar year, Landlord shall deliver to Tenant a report setting forth the actual Expenses and Taxes for such calendar year and a statement of the amount of Expenses and Taxes that Tenant has paid and is payable for such year. Within thirty days after receipt of such report, Tenant shall pay to Landlord the amount of Expenses and Taxes due for such calendar year minus any payments of Expenses and Taxes made by Tenant for such year. If Tenant’s estimated payments of Expenses and Taxes exceed the amount due Landlord for such calendar year, Landlord shall apply such excess as a credit against Tenant’s other obligations under this Lease or promptly refund such excess to Tenant if the Term has already expired, provided Tenant is not then in default hereunder, in either case without interest to Tenant. The Expenses and Taxes do not constitute revenues of Landlord; rather, the Expenses and Taxes are intended to provide a mechanism whereby Landlord may pay certain costs and expenses on behalf of Tenant and other tenants of the Property, and then recover from Tenant the portion thereof that is applicable to Tenant’s use and occupancy of the Premises.

iii.	Additional Rent (“Additional Rent”) in an amount equal to any sums that Tenant may owe to Landlord under the Lease other than Base Rent and Electricity Charges.

iv.	Cleaning Charges (“Cleaning Charges”) Included in Base Rent.

C.	Payment of Rent. The following provisions shall govern the payment of Rent and Adjustment Reimbursables: (i) if this Lease commences or ends on a day other than the first day or last day of a calendar month, respectively, the Rent and Adjustment Reimbursables for the month in which this Lease so begins or ends shall be prorated accordingly; (ii) all Rent and Adjustment Reimbursables shall be paid to Landlord without offset or deduction, and the covenant to pay Rent and Adjustment Reimbursables shall be independent of every other covenant in this Lease, and all Rent and Adjustment Reimbursables shall be payable to Landlord and addressed as follows: Matrix Crossroads, LLC 1363 Veterans Highway Suite 34, Hauppauge, N.Y. 11788 (or to such other address as Landlord may subsequently designate); (iii) any sum due from Tenant to Landlord which is not paid when due shall bear interest from the date due until the date paid at the annual rate of four percentage points above the Prime Rate then most recently announced by The Wall Street Journal, from time to time in effect, but in no event higher than the maximum rate permitted by law (the “Interest Rate”); and, in addition, Tenant shall pay Landlord a late charge for any Rent or Adjustment Reimbursable payment which is paid more than five days after its due date equal to five percent (5%) of such payment; (iv) if changes are made to this Lease or the Property changing the number of square feet contained in the Premises or in the Property, Landlord shall make an appropriate adjustment to Tenant’s Property Share and Tenant’s Single-Story Building Share, as applicable; (v) in the event of the termination of this Lease prior to the determination of any Adjustment Reimbursables, Tenant’s agreement to pay any such sums and Landlord’s obligation to refund any such sums (provided Tenant is not in default hereunder) shall survive the termination of this Lease; (vi) no adjustment to the Rent by virtue of the operation of the adjustment provisions in this Lease shall result in the payment by Tenant in any year of less than the Base Rent shown on the Schedule; (vii) Landlord may at any time change the fiscal year of the Property; (viii) each amount owed to Landlord under this Lease for which the date of payment is not expressly fixed shall be due on the same date as the Rent listed on the statement showing such amount is due; and (ix) if Landlord fails to give Tenant an estimate of Adjustment Reimbursables prior to the beginning of any calendar year, Tenant shall continue to pay Adjustment Reimbursables at the rate for the previous calendar year until Landlord delivers such estimate.

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3.	Use. Tenant agrees that it shall occupy and use the Premises only for office space and for no other use or purpose. Tenant shall comply with all federal, state and municipal laws, ordinances and regulations and all covenants, conditions and restrictions of record applicable to Tenant’s use or occupancy of the Premises. Without limiting the foregoing, Tenant shall not cause, nor permit, any hazardous or toxic substances to be brought upon, produced, stored, used, discharged or disposed of in, on or about the Premises or the Property without the prior written consent of Landlord which consent Landlord may withhold or condition in Landlord’s sole discretion and then only in compliance with all applicable environmental laws

4.	Condition of Premises. Tenant’s taking possession of the Premises shall be conclusive evidence that the Premises were in good order and satisfactory condition when Tenant took possession. No agreement of Landlord to alter, remodel, decorate, clean or improve the Premises or the Property (or to provide Tenant with any credit or allowance for the same), and no representation regarding the condition of the Premises or the Property, have been made by or on behalf of Landlord or relied upon by Tenant, except that Landlord agrees to perform the work described in Exhibit C hereto at Landlord’s sole expense, except as otherwise set forth therein.

5.	Property Services.

A.	Basic Services. Landlord shall furnish the following services: (i) heating and air conditioning to provide a temperature condition required, in Landlord’s judgment, for comfortable occupancy of the Premises under normal business operations, daily from 8:00 A.M. to 6:00 P.M., Saturdays, Sundays and holidays excepted; (ii) water for drinking, and, subject to Landlord’s approval, water at Tenant’s expense for any private restrooms and office kitchen requested by Tenant; and (iii) daily janitor service in the Premises and common areas of the Building, weekends and holidays excepted, including periodic outside window washing of the perimeter windows the Premises. Overtime use of heating and air conditioning will be billed at a rate of $10/hour.

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B.	Electricity. Electricity shall be distributed to the Premises either by the electric utility company serving the Building or, at Landlord’s option, by Landlord; and Landlord shall permit Landlord’s wire and conduits, to the extent available, suitable and safely capable, to be used for such distribution. The use of electricity in the Premises shall not exceed the capacity of existing electrical panels, feeders and risers to or wiring in the Premises. If Tenant requests permission to consume excess electrical service in the Premises, Landlord may refuse to consent or may condition consent upon conditions that Landlord reasonably elects (including, without limitation, the installation of utility service upgrades, meters, submeters, air handlers or cooling units), and the additional usage, installation and maintenance costs associated therewith shall be paid by Tenant. If and so long as Landlord is distributing electricity to the Premises, Tenant shall obtain all of its electricity from Landlord.

C.	Telephones and Telecommunication Services. Landlord will provide Tenant with sufficient and unobstructed, secure shaft space to the telecommunication pint of entry. Tenant is obligated to pay for the expense of delivering the telecommunications services from the point of entry to the Premises. Tenant shall arrange for telephone and telecommunication service directly with one or more of the public utility companies servicing the Building and shall be solely responsible for paying for such telephone and telecommunications service. If Landlord acquires ownership of the telephone and/or telecommunication cables in the Building at any time, Landlord shall permit Tenant to connect to such cables on such terms and conditions as Landlord may prescribe. In no event does Landlord make any representation or warranty with respect to telephone or telecommunication service in the Building, and Landlord shall have no liability with respect thereto.

D.	Additional Services. Landlord shall not be obligated to furnish any services other than those stated above. If Landlord elects to furnish services requested by Tenant in addition to those stated above (including services at times other than those stated above), Tenant shall pay Landlord’s then prevailing charges for such services. If Tenant shall fail to make any such payment, Landlord may, without notice to Tenant and in addition to all other remedies available to Landlord, discontinue any additional services. No discontinuance of any such service shall result in any liability of Landlord to Tenant or be considered as an eviction or a disturbance of Tenant’s use of the Premises. In addition, if Tenant’s concentration of personnel or equipment adversely affects the temperature or humidity in the Premises or the Building, Landlord may install supplementary air conditioning units in the Premises; and Tenant shall pay for the cost of installation and maintenance thereof.

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E.	Failure or Delay in Furnishing Services. Tenant agrees that Landlord shall not be liable for damages for failure or delay in furnishing any service stated above if such failure or delay is caused, in whole or in part, by any one or more of the events stated in Section 25.J. below, nor shall any such failure or delay be considered to be an eviction or disturbance of Tenant’s use of the Premises, or relieve Tenant from its obligation to pay any Rent when due or from any other obligations of Tenant under this Lease.

6.	Rules and Regulations. Tenant shall observe and comply, and shall cause its subtenants, assignees, invitees, employees, contractors and agents to observe and comply, with the rules and regulations listed on Exhibit B attached hereto and with such reasonable modifications and additions thereto as Landlord may make from time to time. Landlord shall not be liable for failure of any person to obey such rules and regulations. Landlord shall not be obligated to enforce such rules and regulations against any person, and the failure of Landlord to enforce any such rules and regulations shall not constitute a waiver thereof or relieve Tenant from compliance therewith.

7.	Certain Rights Reserved to Landlord. Landlord reserves the following rights, each of which Landlord may exercise without notice to Tenant (except as expressly set forth below) and without liability to Tenant, and the exercise of any such rights shall not be deemed to constitute an eviction or disturbance of Tenant’s use or possession of the Premises and shall not give rise to any claim for set-off or abatement of rent or any other claim: (a) with prior written notice to Tenant, to change the name or street address of the Building or the suite number of the Premises; (b) to install, affix and maintain any and all signs on the exterior or interior of the Building; (c) to make repairs, decorations, alterations, additions, or improvements, whether structural or otherwise, in and about the Building, and for such purposes to enter upon the Premises, temporarily close doors, corridors and other areas in the Building and interrupt or temporarily suspend services or use of common areas, and Tenant agrees to pay Landlord for overtime and similar expenses incurred if such work is done other than during ordinary business hours at Tenant’s request; (d) to retain at all times, and to use in appropriate instances, keys to all doors within and into the Premises; (e) to grant to any person or to reserve unto itself the exclusive right to conduct any business or render any service in the Property; (f) to show or inspect the Premises at reasonable times and, if vacated or abandoned, to prepare the Premises for reoccupancy; (g) to install, use and maintain in and through the Premises pipes, conduits, wires and ducts serving the Building, provided that such installation, use and maintenance does not unreasonably interfere with Tenant’s use of the Premises; and (h) to take any other action which Landlord deems reasonable in connection with the operation, maintenance or preservation of the Building and the Property.

8.	Maintenance and Repairs. Tenant, at its expense, shall maintain and keep the Premises in good order and repair at all times during the Term. In addition, Tenant shall reimburse Landlord for the cost of any repairs to the Building or Property necessitated by the acts or omissions of Tenant, its subtenants, assignees, invitees, employees, contractors and agents, to the extent Landlord is not reimbursed for such costs under its insurance policies. Subject to the preceding sentence, Landlord shall perform any maintenance or make any repairs to the Building as Landlord shall desire or deem necessary for the safety, operation or preservation of the Building or Property, or as Landlord may be required or requested to do by order or decree of any court or by any other governmental authority with jurisdiction over the Premises and/or the Building or Property.

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9.	Alterations.

A.	Requirements. Tenant shall not make any replacement, alteration, improvement or addition to or removal from the Premises (each, an “Alteration”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, EXCEPT, HOWEVER, that Landlord may withhold its consent in its sole and absolute discretion to any Alterations which will (i) alter or affect any portion of the Building’s mechanical systems, service systems, structural components, facade, roof or foundation; (ii) detract from the use or character of the Building; (iii) require a building permit or an amendment of any certificate of occupancy for the Premises or the Building; (iv) interfere with the use or occupancy of Landlord or any other tenant in the Building; or (v) require the consent of any insurer under any required insurance or any other policy of insurance covering the Building. In no event shall Tenant be entitled to perform any Alterations in the Premises while Tenant is in default under this Lease. In the event Tenant proposes to make any Alteration, Tenant shall, prior to commencing such Alteration, submit to Landlord for prior written approval: (a) detailed plans and specifications for any Alteration other than painting, carpeting or installing any wall coverings; (b) sworn statements or such other comparable written notification as may be reasonably acceptable to Landlord, including the names, addresses and copies of contracts for all contractors; (c) all necessary permits evidencing compliance with all applicable governmental rules, regulations and requirements; (d) certificates of insurance in form and amounts required by Landlord, naming Landlord and any other parties designated by Landlord as additional insureds; and (e) all other documents and information as Landlord may reasonably request in connection with such Alteration. Tenant agrees to pay Landlord’s standard charges for review of all such items and supervision of the Alteration, which shall in no event exceed five percent (5%) of the cost of such Alteration. In addition, Tenant shall reimburse Landlord for its actual out of pocket costs charged by third parties to examine Tenant’s Alteration or Tenant’s plans therefor. Neither approval of the plans and specifications nor supervision of the Alteration by Landlord shall constitute a representation or warranty by Landlord as to the accuracy, adequacy, sufficiency or propriety of such plans and specifications or the quality of workmanship or the compliance of such Alteration with applicable law. Tenant shall pay the entire cost of the Alteration and, if requested by Landlord, shall deposit with Landlord, prior to the commencement of the Alteration, security for the payment and completion of the Alteration in form and amount reasonably required by Landlord. Each Alteration shall be performed by general contractors and subcontractors reasonably acceptable to Landlord, in a good and workmanlike manner, in accordance with the plans and specifications approved by Landlord, and shall meet or exceed the standards for construction and quality of materials established by Landlord for the Building. In addition, each Alteration shall be performed in compliance with all applicable governmental and insurance company laws, regulations and requirements. Each Alteration shall be performed by union contractors if required by Landlord and in harmony with Landlord’s employees, contractors and other tenants. Each Alteration, whether temporary or permanent in character, made by Landlord or Tenant in or upon the Premises (excepting only Tenant’s furniture, equipment and trade fixtures) shall become Landlord’s property and shall remain upon the Premises at the expiration or termination of this Lease without compensation to Tenant; provided, however, that Landlord shall have the right to require Tenant to remove such Alteration at Tenant’s sole cost and expense in accordance with the provisions of Section 15 of this Lease.

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B.	Liens. Upon completion of any Alteration, Tenant shall promptly furnish Landlord with sworn owner’s and contractors’ statements and full and final waivers of lien covering all labor and materials included in such Alteration. Tenant shall not permit any mechanic’s lien to be filed against the Building, Property, or any part thereof, arising out of any Alteration or any other work performed, or alleged to have been performed, by or on behalf of Tenant. If any such lien is filed, Tenant shall within ten days thereafter have such lien released of record or deliver to Landlord a bond in form, amount, and issued by a surety satisfactory to Landlord, indemnifying Landlord against all costs and liabilities resulting from such lien and the foreclosure or attempted foreclosure thereof. If Tenant fails to have such lien so released or to deliver such bond to Landlord, Landlord, without investigating the validity of such lien, may pay or discharge the same; and Tenant shall reimburse Landlord upon demand for the amount so paid by Landlord, including Landlord’s expenses and attorneys’ fees.

10.	Insurance.

A. Tenant’s Insurance. Tenant, at its sole cost and expense, shall maintain at all times during the Term (and, if Tenant occupies or conducts activities in or about the Building or Premises prior to or after the term hereof, then also during such pre-term or postterm period) the following insurance policies: (a) property insurance covering causes of loss of risk of direct physical loss or damage (“all risk” or “special risks” (or its equivalent), including, but not limited to, fire, lightning, explosion, windstorm or hail, smoke, aircraft or vehicle damage, riot or civil commotion, vandalism and malicious mischief, sprinkler leakage and water damage, collapse, building ordinance or law, demolition and debris removal (depending on the location earthquake and earth movement and water damage including flood), coverage insuring the full replacement cost on an agreed amount basis without deduction for depreciation of all improvements, alterations or additions to the Premises made at Tenant’s expense, and all other property owned or used by Tenant (including property of others) and located in the Premises including coverage for Tenant’s loss of business interruption or income; (b) commercial general liability insurance covering premises operations, personal and advertising injury liability, products/completed operations liability, fire legal liability (damage to rented premises), medical payments, contractual liability insurance with respect to the Building and the Premises, with limits to be set by Landlord from time to time but in any event not less than $1,000,000 combined single limit for personal injury, sickness or death or for damage to or destruction of property for any one occurrence and $2,000,000 in the aggregate dedicated to this location only (and if the use and occupancy of the Premises includes any activity or matter that is or may be excluded from coverage under a commercial general liability policy [e.g. the sale, service or consumption of alcoholic beverages], Tenant shall obtain such endorsements to its commercial general liability policy or otherwise obtain insurance to insure all liability arising from such activity or matter [including liquor liability, if applicable] in such amounts as Landlord may reasonably require); (c) if Tenant operates owned, leased or non-owed vehicles on the Premises or Property, business automobile liability insurance covering all owed, non-owned and hired vehicles with limits not less than $1,000,000 combined single limit for bodily injury and property damage liability; (d) workers’ compensation insurance to meet state statutory requirements and employer’s liability insurance with limits not less than $1,000,000 each accident, $1,000,000 disease each employee and $1,000,000 disease policy limit; (e) umbrella liability insurance with limits of not less than $1,000,000 each occurrence and $1,000,000 aggregate in excess of Tenant’s commercial general liability, business automobile liability and employer’s liability insurance; and, (f) insurance against such other risks and in such other amounts as Landlord may from time to time require. Landlord makes no representation that the types of insurance or limits of liability required hereunder from time to time shall be adequate to protect Tenant. The form of all such policies and deductibles or self-insured retentions thereunder shall be subject to Landlord’s prior approval. All such policies shall be issued by insurers acceptable to Landlord and licensed to do business in the State of New York with an A.M. Best Rating of A-VII or better and shall contain a waiver of any rights of subrogation and a waiver of all rights of recovery against Landlord, Landlord’s Real Estate/Property Manager, members, partners, directors, officers, shareholders, and their respective agents, employees and/or representatives thereunder. In addition, the policies shall (i) name Landlord, Landlord’s Real Estate/Property Manager, members, partners, directors, officers, shareholders, and their respective agents, employees, representatives and any other parties designated by Landlord as additional insureds, (except for workers’ compensation and employer’s liability insurance described in clause (d) above); (ii) shall require at least thirty days’ prior written notice to Landlord and Landlord’s Real Estate/Property Manager of cancellation, non-renewal, modification or reduction in limits of Tenant’s insurance required; and (iii) shall be primary and not contributory to any insurance maintained by Landlord and/or Landlord’s Real Estate/Property Manager. Tenant shall cause any of its contractors, subcontractors, vendors, suppliers, movers or other parties conducting activities in or about or occupying the Premises to indemnify, defend and hold harmless Landlord and Landlord’s Real Estate/Property Manager, Tenant, members, partners, directors, officers, shareholders, and their respective agents, employees, representatives and any other parties designated by Landlord, and to obtain and maintain insurance as reasonably determined by Landlord. Tenant shall, at least ten days prior to the Commencement Date (and any pre-term period), and within ten days prior to the expiration of each such policy (and any post-term period), deliver to Landlord and Landlord’s Real Estate/Property Manager certificates of insurance evidencing the foregoing insurance or renewal thereof, as the case may be. Landlord and/or Landlord’s Real Estate/Property Manager may at any time, and from time to time, inspect and/or copy any and all insurance policies required by this Lease.

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B. Landlord’s Insurance: Throughout the Term of this Lease, Landlord shall maintain the following insurance policies: (1) property insurance on a replacement cost basis; and (2) commercial general liability insurance in an amount deemed appropriate by Landlord, in its sole discretion. The cost of all insurance carried by Landlord with respect to the Property shall be included in the Operating Costs. The foregoing insurance policies and any other insurance carried by Landlord shall be for the sole benefit of Landlord and under Landlord’s sole control, and Tenant shall have no right or claim to any proceeds thereof or any other rights hereunder.

11. Waiver and Indemnity.

A.	Waiver. Tenant releases Landlord and Landlord’s real estate/property manager, and their respective members, partners, shareholders, directors, officers and their respective agents, employees and/or representatives from, and waives all claims for, damage or injury to person or property and loss of business sustained by Tenant and resulting from the Property or the Premises or any part thereof or any equipment therein becoming in disrepair, or resulting from any accident in or about the Property. This paragraph shall apply particularly, but not exclusively, to flooding, damage caused by Property equipment and apparatus, water, snow, frost, steam, excessive heat or cold, broken glass, sewage, gas, odors, excessive noise or vibration or the bursting or leaking of pipes, plumbing fixtures or sprinkler devices. Without limiting the generality of the foregoing, Tenant waives all claims and rights of recovery against Landlord and Landlord’s real estate/property manager, and their respective members, partners, officers and directors and their respective agents, employees and/or representatives for any loss or damage to any property of Tenant, which loss or damage is insured against, or required to be insured against, by Tenant pursuant to Section 10 above, whether or not such loss or damage is due to the action, inaction, fault or negligence of Landlord, or such real estate/property manager, or their respective members, partners, officers, directors, agents, employees and/or representatives, and regardless of the amount of insurance proceeds collected or collectible under any insurance policies in effect.

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B.	Indemnity. Tenant agrees to indemnify, defend and hold harmless Landlord and Landlord’s real estate/property manager, and their respective members, partners, officers and directors and their respective agents, employees and/or representatives (“Landlord’s Indemnified Parties”), from and against any and all claims, demands, actions, liabilities, damages, costs and expenses (including attorneys’ fees), for injuries to any persons and damage to or theft or misappropriation or loss of property occurring in or about the Property and arising from the use and occupancy of the Premises (unless any injury to any person was caused, in whole or in part, by the negligence of Landlord or Landlord’s Indemnified Parties) or from any activity, work, or thing done, permitted or suffered by Tenant in or about the Premises (including, without limitation, any Alteration by Tenant) or the Property or from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed under this Lease or due to any other act or omission of Tenant, its subtenants, assignees, invitees, employees, contractors and agents. Without limiting the foregoing, Tenant shall indemnify, defend and hold Landlord and Landlord’s real estate/property manager, and their respective members, partners, officers and directors and their respective agents, employees and/or representatives harmless from any claims, liabilities, damages, costs and expenses arising out of the use or storage of hazardous or toxic materials in or about the Property by Tenant. If any such proceeding is filed against Landlord or any such indemnified party, Tenant agrees to defend Landlord or such party in such proceeding at Tenant’s sole cost by legal counsel reasonably satisfactory to Landlord, if requested by Landlord.

12. Fire and Casualty. If all or a substantial part of the Premises or the Building is rendered untenantable by reason of fire or other casualty, Landlord may, at its option, either restore the Premises and the Building, or terminate this Lease effective as of the date of such fire or other casualty. Landlord agrees to give Tenant written notice within sixty days after the occurrence of any such fire or other casualty designating whether Landlord elects to so restore or terminate this Lease. If Landlord elects to terminate this Lease, Rent shall be paid through and apportioned as of the date of such fire or other casualty. If Landlord elects to restore, Landlord’s obligation to restore the Premises shall be limited to restoring those improvements in the Premises existing as of the date of such fire or other casualty which were made at Landlord’s expense and shall exclude any furniture, equipment, fixtures and Alterations in or to the Premises which were made at Tenant’s expense. If Landlord elects to restore, Rent shall abate for that part of the Premises which is untenantable on a per diem basis from the date of such fire or other casualty until Landlord has substantially completed its repair and restoration work, provided that Tenant does not occupy such part of the Premises during said period.

13. Condemnation. If the Premises or the Building is rendered untenantable by reason of a condemnation (or by a deed given in lieu thereof), then either party may terminate this Lease by giving written notice of termination to the other party within thirty days after such condemnation, in which event this Lease shall terminate effective as of the date of such condemnation. If this Lease so terminates, Rent shall be paid through and apportioned as of the date of such condemnation. If such condemnation does not render the Premises or the Building untenantable, this Lease shall continue in effect and Landlord shall promptly restore the portion not condemned to the extent reasonably possible to the condition existing prior to the condemnation. In such event, however, Landlord shall not be required to expend an amount in excess of the proceeds received by Landlord from the condemning authority. Landlord reserves all rights to compensation for any condemnation. Tenant hereby assigns to Landlord any right Tenant may have to such compensation, and Tenant shall make no claim against Landlord or the condemning authority for compensation for termination of Tenant’s leasehold interest under this Lease or interference with Tenant’s business.

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14. Assignment and Subletting.

A.	Landlord’s Consent. Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld: (i) assign, convey, mortgage or otherwise transfer this Lease or any interest hereunder, or sublease the Premises, or any part thereof, whether voluntarily or by operation of law; or (ii) permit the use of the Premises by any person other than Tenant and its employees. Any such transfer, sublease or use described in the preceding sentence (a “Transfer”) occurring without the prior written consent of Landlord shall be void and of no effect. Landlord’s consent to any Transfer shall not constitute a waiver of Landlord’s right to withhold its consent to any future Transfer. Landlord’s consent to any Transfer or acceptance of rent from any party other than Tenant shall not release Tenant from any covenant or obligation under this Lease. Landlord may require as a condition to its consent to any assignment of this Lease that the assignee execute an instrument in which such assignee assumes the obligations of Tenant hereunder. For the purposes of this paragraph, the transfer (whether direct or indirect) of all or a majority of the capital stock in a corporate Tenant (other than the shares of the capital stock of a corporate Tenant whose stock is publicly traded) or the merger, consolidation or reorganization of such Tenant or the transfer of all or any general partnership interest in any partnership Tenant or the transfer of all or any managing member’s interest in any limited liability company Tenant shall be considered a Transfer. Tenant shall not advertise (or list with brokers or publish on any computer-generated listing service) its space for assignment or subletting at a rental rate lower than the greater of the then Building rental rate for such space or the rental rate than being paid by Tenant to Landlord, nor shall Tenant actually charge a rental lower than such greater amount. The content, form, medium of publication (including, without limitation, brochure, newspaper or magazine ad, electronic mail), and publisher of any such proposed advertising shall be reasonably approved in writing, in advance, by Landlord.

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B.	Standards for Consent. If Tenant desires the consent of Landlord to a Transfer, Tenant shall submit to Landlord, at least thirty days prior to the proposed effective date of the Transfer, a written notice with a description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: name and address; reasonably satisfactory information about its business and business history; its proposed use of the Premises; banking, financial, and other credit information; and general references sufficient to enable Landlord to determine the proposed transferee’s creditworthiness and character. If Landlord does not terminate this Lease, in whole or in part, pursuant to Section 14C, Landlord shall not unreasonably withhold its consent to any assignment or sublease, and shall notify Tenant of its consent or refusal to consent thereto within fifteen days after the date on which Tenant has furnished to Landlord all of the items required pursuant to this Section 14B. Landlord shall not be deemed to have unreasonably withheld its consent if, in the judgment of Landlord: (i) Tenant is in default under this Lease; (ii) the transferee is of a character or engaged in the conduct of business which is not in keeping with the standards or criteria used by Landlord in leasing the Building; (iii) the financial condition of the transferee is such that it may not be able to perform its obligations in connection with this Lease; (iv) the proposed use of the Premises or portion thereof is in violation of the terms of this Lease or the lease of any other tenant in the Building, or will violate any applicable law, or will impose any additional obligation or burden upon Landlord or the systems or amenities of the Property, or increase Landlord’s obligations under or cost of compliance with any laws; (v) the transferee is a tenant, subtenant or other occupant of any part of the Property (or an affiliate thereof), or has dealt with Landlord or Landlord’s agent (directly or through a broker) with respect to space in the Property during the twelve (12) months immediately preceding Tenant’s request for Landlord’s consent, or directly or indirectly, controls, is controlled by or is under common control with a tenant, subtenant or other occupant or person or entity who is a tenant, subtenant or other occupant of the Property (or an affiliate thereof); (vi) the transferee is a government (or subdivision or agency thereof); (vii) the transferee cannot accurately make the representation and warranty set forth in Section 25R hereof; or (viii) any other bases which Landlord reasonably deems appropriate. If Landlord wrongfully withholds its consent to any Transfer, Tenant’s sole and exclusive remedy therefor shall be to seek specific performance of Landlord’s obligation to consent to such Transfer.

C.	Recapture. Landlord shall have the right to terminate this Lease as to that portion of the Premises covered by a Transfer. Landlord may exercise such right to terminate by giving notice to Tenant at any time within fifteen days after the date on which Tenant has furnished to Landlord all of the items required under Section 14B above. If Landlord exercises such right to terminate, Landlord shall be entitled to recover possession of, and Tenant shall surrender such portion of, the Premises (with appropriate demising partitions erected at the expense of Tenant) on the later of (i) the effective date of the proposed Transfer, or (ii) sixty days after the date of Landlord’s notice of termination. In the event Landlord exercises such right to terminate, Landlord shall have the right to enter into a lease with the proposed transferee without incurring any liability to Tenant on account thereof. If Landlord consents to any Transfer, Tenant shall pay to Landlord fifty percent of all rent and other consideration received by Tenant in excess of the Rent paid by Tenant hereunder for the portion of the Premises so transferred. Such rent shall be paid as and when received by Tenant. In addition, Tenant shall pay to Landlord any commercially reasonable, out-of-pocket attorneys’ fees and expenses actually incurred by Landlord in connection with any proposed Transfer, whether or not Landlord consents to such Transfer.

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15. Surrender. Upon termination of the Term or Tenant’s right to possession of the Premises, Tenant shall return the Premises to Landlord in good order and condition, ordinary wear and damage by fire or other casualty excepted. If Landlord requires Tenant to remove any Alterations pursuant to Section 9, then such removal shall be done in a good and workmanlike manner; and upon such removal Tenant shall restore the Premises to its condition prior to the installation of such Alterations. If Tenant does not remove such Alterations after request to do so by Landlord, Landlord may remove the same and restore the Premises; and Tenant shall pay the cost of such removal and restoration to Landlord upon demand. Tenant shall also remove its furniture, equipment, trade fixtures, cabling, wiring, conduits and all other items of personal property from the Premises prior to termination of the Term or Tenant’s right to possession of the Premises. If Tenant does not remove such items, Tenant shall be conclusively presumed to have conveyed the same to Landlord without further payment or credit by Landlord to Tenant; or at Landlord’s sole option such items shall be deemed abandoned, in which event Landlord may cause such items to be removed and disposed of at Tenant’s expense without notice to Tenant and without obligation to compensate Tenant.

16. Defaults and Remedies.

A.	Default. The occurrence of any of the following shall constitute a default (a “Default”) by Tenant under this Lease: (i) Tenant fails to pay any Rent when due and such failure is not cured within five days after notice from Landlord; (ii) Tenant fails to perform any other provision of this Lease and such failure is not cured immediately if the failure involves a hazardous condition or within thirty days after notice from Landlord (or such long period as is reasonably required if such default is incapable of being cured within such thirty day period so long as Tenant promptly commences and thereafter pursues the cure thereof); (iii) the leasehold interest of Tenant is levied upon or attached under process of law; (iv) Tenant or any guarantor of this Lease dies or dissolves; (v) any voluntary or involuntary proceedings are filed by or against Tenant or any guarantor of this Lease under any bankruptcy, insolvency or similar laws and, in the case of any involuntary proceedings, are not dismissed within thirty days after filing; or (vi) Tenant fails to obtain authorization to do business in the State of New York pursuant to BCL § 1304 on or before the Rent Commencement Date.

B.	Right of Re-Entry. Upon the occurrence of a Default, Landlord may elect to terminate this Lease or, without terminating this Lease, terminate Tenant’s right to possession of the Premises. Upon any such termination, Tenant shall immediately surrender and vacate the Premises and deliver possession thereof to Landlord. Tenant grants to Landlord the right to enter and repossess the Premises and to expel Tenant and any others who may be occupying the Premises and to remove any and all property therefrom, without being deemed in any manner guilty of trespass and without relinquishing Landlord’s rights to Rent or any other right given to Landlord hereunder or by operation of law.

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C.	Reletting. If Landlord terminates Tenant’s right to possession of the Premises without terminating this Lease, Landlord may relet the Premises or any part thereof. In such case, Landlord shall use reasonable efforts to relet the Premises on such terms as Landlord shall reasonably deem appropriate; provided, however, Landlord may first lease Landlord’s other available space and shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant about such reletting. Tenant shall reimburse Landlord for the costs and expenses of reletting the Premises including, but not limited to, all brokerage, advertising, legal, Alteration, and other expenses incurred to secure a new tenant for the Premises. In addition, if the consideration collected by Landlord upon any such reletting, after payment of the expenses of reletting the Premises which have not been reimbursed by Tenant, is insufficient to pay monthly the full amount of the Rent, Tenant shall pay to Landlord the amount of each monthly deficiency as it becomes due. If such consideration is greater than the amount necessary to pay the full amount of the Rent, the full amount of such excess shall be retained by Landlord and shall in no event be payable to Tenant.

D.	Termination of Lease. If Landlord terminates this Lease, Landlord may recover from Tenant and Tenant shall pay to Landlord, on demand, as and for liquidated and final damages, an accelerated lump sum amount equal to the amount by which Landlord’s estimate of the aggregate amount of Rent owing from the date of such termination through the Expiration Date plus Landlord’s estimate of the aggregate expenses of reletting the Premises, exceeds Landlord’s estimate of the fair rental value of the Premises for the same period (after deducting from such fair rental value the time needed to relet the Premises and the amount of concessions which would normally be given to a new tenant) both discounted to present value at the rate of five percent per annum.

E.	Other Remedies. Landlord may but shall not be obligated to perform any obligation of Tenant under this Lease; and, if Landlord so elects, all costs and expenses paid by Landlord in performing such obligation, together with interest at the Interest Rate, shall be reimbursed by Tenant to Landlord on demand. Any and all remedies set forth in this Lease: (i) shall be in addition to any and all other remedies Landlord may have at law or in equity, (ii) shall be cumulative, and (iii) may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future.

F.	Bankruptcy. If Tenant becomes bankrupt, the bankruptcy trustee shall not have the right to assume or assign this Lease unless the trustee complies with all requirements of the United States Bankruptcy Code; and Landlord expressly reserves all of its rights, claims, and remedies thereunder.

G.	Waiver of Trial by Jury. Landlord and Tenant waive trial by jury in the event of any action, proceeding or counterclaim brought by either Landlord or Tenant against the other in connection with this Lease.

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17.  Holding Over. If Tenant retains possession of the Premises after the expiration or termination of the Term or Tenant’s right to possession of the Premises, Tenant shall pay Rent at 150% of such rate, computed on a monthly basis for each month or partial month that Tenant remains in possession. Tenant shall also pay, indemnify and defend Landlord from and against all claims and damages, consequential as well as direct, sustained by reason of Tenant’s holding over. The provisions of this Section do not waive Landlord’s right of re-entry or right to regain possession by actions at law or in equity or any other rights hereunder, and any receipt of payment by Landlord shall not be deemed a consent by Landlord to Tenant’s remaining in possession or be construed as creating or renewing any lease or right of tenancy between Landlord and Tenant.

18.  Security Deposit. (a) Upon execution of this Lease, Tenant shall deposit the security deposit set forth in Item 9 of the Schedule (the “Security Deposit”) with Landlord as security for the performance of Tenant’s obligations under this Lease. Upon the occurrence of a Default, Landlord may use all or any part of the Security Deposit for the payment of any Rent or for the payment of any amount which Landlord may pay or become obligated to pay by reason of such Default, or to compensate Landlord for any loss or damage which Landlord may suffer by reason of such Default. If any portion of the Security Deposit is used, Tenant shall within five days after written demand therefor deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount. Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit. In no event shall the Security Deposit be considered an advanced payment of Rent, and in no event shall Tenant be entitled to use the Security Deposit for the payment of Rent. If no default by Tenant exists hereunder, the Security Deposit or any balance thereof shall be returned to Tenant within thirty days after the expiration of the Term and vacation of the Premises by Tenant. Landlord shall have the right to transfer the Security Deposit to any purchaser of the Building. Upon such transfer, Tenant shall look solely to such purchaser for return of the Security Deposit; and Landlord shall be relieved of any liability with respect to the Security Deposit.

(b) In addition to delivery of the Security Deposit as contemplated in Section 17(a) above, Tenant shall also deliver to Landlord, upon execution of this Lease, a bank letter of credit or a bond issued by a reputable issuer, all to the reasonable satisfaction of Landlord, which secures payment of the first three years’ Rent called for hereunder.

19.  Substitution of Other Premises. At any time hereafter, Landlord may upon sixty days’ prior written notice to Tenant substitute for the Premises other premises in the Property (the “New Premises”), provided that the New Premises shall have an area substantially similar to that of the Premises and be reasonably usable for Tenant’s business hereunder; and, if Tenant is already in occupancy of the Premises, then in addition Landlord shall pay the expenses of moving Tenant from the Premises to the New Premises and for improving the New Premises so that they are substantially similar to the Premises, including but not limited to all electrical and telecommunications connections, wiring and hookups. In addition, Landlord shall reimburse Tenant for Tenant’s reasonable out-of-pocket expenses in an amount not to exceed $500.00 for reprinting Tenant’s stationery and other materials which identify the location of the Premises in the Property in such quantities as were on hand immediately prior to Landlord’s notice to Tenant of the substitution of the New Premises.

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20. Estoppel Certificate. Tenant agrees that, from time to time upon not less than ten days’ prior written request by Landlord, Tenant shall execute and deliver to Landlord a written certificate certifying: (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, a description of such modifications and that this Lease as modified is in full force and effect); (ii) the dates to which Rent has been paid; (iii) that Tenant is in possession of the Premises, if that is the case; (iv) that Landlord is not in default under this Lease, or, if Tenant believes Landlord is in default, the nature thereof in detail; (v) that Tenant has no off-sets or defenses to the performance of its obligations under this Lease (or if Tenant believes there are any off-sets or defenses, a full and complete explanation thereat); and (vi) such additional matters as may be requested by Landlord, it being agreed that such certificate may be relied upon by any prospective purchaser, mortgagee, or other person having or acquiring an interest in the Building. If Tenant fails to execute and deliver any such certificate within ten days after request, such event shall be considered a Default under this Lease, or at Landlord’s option, the failure to deliver such instruments within such time shall be conclusive upon Tenant that this Lease is in full force and effect, without modification except as may be represented by Landlord, there are no uncured defaults by or defenses or claims against Landlord and that not more than one (1) month’s Rent has been paid in advance and Tenant shall be estopped from asserting any defaults, defenses or claims known to it at that time.

21. Subordination. This Lease is and shall be expressly subject and subordinate at all times to (i) any ground or underlying lease of the Building, now or hereafter existing, and all amendments, renewals and modifications to any such lease; and (ii) the lien of any mortgage or trust deed now or hereafter encumbering fee title to the Building and/or the leasehold estate under any such lease. If any such mortgage or trust deed is foreclosed, or if any such lease is terminated, upon request of the mortgagee, holder or lessor, as the case may be, Tenant will attorn to the purchaser at the foreclosure sale or to the lessor under such lease, as the case may be. The foregoing provisions are declared to be self-operative and no further instruments shall be required to effect such subordination and/or attornment; provided, however, that Tenant agrees upon request by any such mortgagee, holder, lessor or purchaser at foreclosure, to execute and deliver such subordination and/or attornment and non-disturbance instruments as may be required by such person to confirm such subordination and/or attornment If Tenant fails to execute and deliver any such instrument within ten days after request, such failure shall be considered a Default under this Lease.

22. Quiet Enjoyment. As long as no Default exists, Tenant shall peacefully and quietly have and enjoy the Premises for the Term, free from interference by Landlord, subject, however, to the provisions of this Lease. The loss or reduction of Tenant’s light, air or view will not be deemed a disturbance of Tenant’s occupancy of the Premises nor will it affect Tenant’s obligations under this Lease or create any liability of Landlord to Tenant.

23. Broker. Tenant represents to Landlord that Tenant has not with any broker in connection with this Lease and that, insofar as Tenant knows, no broker negotiated this Lease or is entitled to any commission in connection herewith. Tenant agrees to indemnify, defend and hold Landlord and Landlord’s agents harmless from and against any claims for a fee or commission made by any broker claiming to have acted by or on behalf of Tenant in connection with this Lease.

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24. Notices. All notices and demands to be given by one party to the other party under this Lease shall be given in writing, mailed or delivered to Landlord or Tenant, as the case may be, at the address set forth below or at such other address as either party may hereafter designate. Notices shall be delivered by hand or by United States certified or registered mail, postage prepaid, return receipt requested, or by a nationally recognized overnight air courier service. Notices shall be considered to have been given upon the earlier to occur of actual receipt or two business days after posting in the United States mail. Notices shall be addressed as follows:

To Landlord:

Matrix Equities, Inc.
1373 Veterans Memorial Highway, Suite 32
Hauppauge, New York 11788
Attn: Vincent Grillo

and a copy to:

Crest Plaza LLC
1201 Route 112, Suite 900
Port Jefferson Station, New York 11776
Attn: William P. Caffrey, Jr., Associate General Counsel

To Tenant:	At the Premises

with a copy to:

Attention:

25. Miscellaneous.

A.	Successors and Assigns. Subject to Section 14 of this Lease, each provision of this Lease shall extend to, bind and inure to the benefit of Landlord and Tenant and their respective legal representatives, successors and assigns; and all references herein to Landlord and Tenant shall be deemed to include all such parties.

B.	Entire Agreement. This Lease, and the riders and exhibits, if any, attached hereto which are hereby made a part of this Lease, represent the complete agreement between Landlord and Tenant; and Landlord has made no representations or warranties except as expressly set forth in this Lease. No modification or amendment of or waiver under this Lease shall be binding upon Landlord or Tenant unless in writing signed by Landlord and Tenant.

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C.	Time of Essence. Time is of the essence of this Lease and each and all of its provisions.

D.	Execution and Delivery. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of space or an option for lease, and it is not effective until execution and delivery by both Landlord and Tenant. Execution and delivery of this Lease by Tenant to Landlord shall constitute an irrevocable offer by Tenant to lease the Premises on the terms and conditions set forth herein, which offer may not be revoked for fifteen days after such delivery.

E.	Severability. The invalidity or unenforceability of any provision of this Lease shall not affect or impair any other provisions.

F.	Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of New York.

G.	Attorneys’ Fees. Tenant agrees to pay Landlord’s reasonable legal fees, with or without the institution of any action or proceeding, in the event there is a dispute arising from or regarding this Lease or if Tenant defaults in the performance or observance of any of the terms, conditions, covenants or obligations contained in this Lease, together with any and all costs and expenses relating thereto, including but not limited to court costs, witness fees and other expenses of litigation as additional rent. Interest as set forth in Section 2(c) shall accrue on Landlord’s expenses as set forth in this paragraph upon the Landlord incurring the expense.

H.	Delay in Possession. In no event shall Landlord be liable to Tenant if Landlord is unable to deliver possession of the Premises to Tenant on the Commencement Date for causes outside Landlord’s reasonable control. If Landlord is unable to deliver possession of the Premises to Tenant by the Commencement Date, the Commencement Date shall be deferred until Landlord can deliver possession to Tenant, and the Expiration Date shall be deferred for an equal number of days.

I.	Joint and Several Liability. If Tenant is comprised of more than one party, each such party shall be jointly and severally liable for Tenant’s obligations under this Lease.

J.	Force Majeure. Landlord shall not be in default hereunder and Tenant shall not be excused from performing any of its obligations hereunder if Landlord is prevented from performing any of its obligations hereunder due to any accident, breakage, strike, shortage of materials, acts of God or other causes beyond Landlord’s reasonable control.

K.	Captions. The headings and titles in this Lease are for convenience only and shall have no effect upon the construction or interpretation of this Lease.

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L.	No Waiver; Landlord’s Consent. No receipt of money by Landlord from Tenant after termination of this Lease or after the service of any notice or after the commencing of any suit or after final judgment for possession of the Premises shall renew, reinstate, continue or extend the Term or affect any such notice or suit. No waiver of any default of Tenant shall be implied from any omission by Landlord to take any action on account of such default if such default persists or be repeated, and no express waiver shall affect any default other than the default specified in the express waiver and then only for the time and to the extent therein stated. Notwithstanding anything to the contrary, Landlord shall be entitled to withhold its consent or approval to any request made by or on behalf of Tenant if Tenant is in default under this Lease, and Landlord shall not be deemed to have acted unreasonably in withholding such consent or approval.

M.	No Recording. Tenant shall not record this Lease or a memorandum of this Lease in any official records.

N.	Limitation of Liability. Any liability of Landlord under this Lease shall be limited solely to its interest in the Building, and in no event shall any personal liability be asserted against Landlord in connection with this Lease nor shall any recourse be had to any other property or assets of Landlord.

O.	Financial Statements. Upon written request by Landlord, Tenant shall deliver to Landlord certified financial statements of the operations and financial condition of the Tenant or if Tenant has audited financial statements, copies of such statements when they become available; provided, however, Landlord shall not request such statements more frequently than once in a twelve month period unless there is a default hereunder or Landlord is considering refinancing and/or securing any debt secured in whole or in part by the Building and/or transferring the Building or any interest therein.

P.	Parking. During the Term hereof, Tenant shall have the right to use on a non-exclusive basis (3.2 per thousand square feet leased) automobile parking spaces in the parking area of the Building within the location designated by Landlord adjacent to the entrance to the portion of the Building in which the Premises are located (hereinafter referred to as the “Parking Area”) and use of the covered parking garage at no additional charge. Landlord reserves the right to revise the location(s) of the Parking Area from time to time. Tenant and its employees shall observe reasonable safety precautions in the use of the garage and shall at all times abide by all rules and regulations governing the use of the garage promulgated by Landlord. Landlord does not assume any responsibility, and shall not be held liable, for any damage or loss to any automobile or personal property in or about the garage, or for any injury sustained by any person in or about the garage, except to the extent caused by the intentional misconduct or negligence of Landlord or its employees, agents or contractors. Tenant shaft-not store automobiles in the Parking Area for any extended period of time.

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Q.	Executive Order 13224. Tenant represents and warrants to Landlord that neither Tenant, nor any of the entities or individuals owning or controlling Tenant, have been designated as a blocked person pursuant to Executive Order 13224. Tenant shall update the foregoing representation by written notice to Landlord if the foregoing representation should ever become false during the Term. Any failure to update the foregoing representation shall constitute a Default by Tenant under this Lease and Landlord may immediately (without delivering any prior notice to Tenant or affording Tenant any opportunity to cure) exercise any and all rights and remedies permitted in this Lease. Furthermore, if Tenant or any of the entities or individuals owning or controlling Tenant either now or in the future is designated as a blocked person pursuant to Executive Order 13224, such circumstance shall constitute a Default by Tenant under this Lease and Landlord may immediately (without delivering any prior notice to Tenant or affording Tenant any opportunity to cure) exercise any and all rights and remedies permitted in this Lease. Tenant shall, within ten days after receipt of written request from Landlord, certify to Landlord in writing the identity of all entities and individuals owning or controlling Tenant.

R.	ERISA Representation. Tenant hereby represents and warrants that Tenant is not (1) an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to Part 4 of Title I of ERISA, (2) a “plan” within the meaning of Section 4975(e)(1) of the Internal Revenue Code of 1974, as amended (the “Code”), that is subject to Section 4975 of the Code, or (3) an entity whose underlying assets include “plan assets” by reason of a plan’s investment in the entity.

S.	New York State Authorization. Tenant hereby represents and warrants that it is duly authorized and existing under the laws of the State of Nevada and is in good standing in therein. Tenant further represents that it has applied to the New York State Department of State for authority to do business in the State of New York, pursuant to BCL § 1304 and will diligently pursue the same until such authority is granted. Tenant’s failure to obtain such authority on or before the Rent Commencement Date shall constitute a Default under this Lease as set forth in Article 16(A).

[Signature Page Follows]

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:	TENANT:

MATRIX EQUITIES, INC., as agent for Matrix Crossroads, LLC and Crest Plaza LLC	NEW WORLD TECHNOLOGIES, INC.

By:	/s/ Vincent Grillo	By:	/s/ Hank Tucker
Name:	Vincent Grillo	Name:	Hank Tucker
Title:	Chief Operating Officer	Title:	President

23

COMMENCEMENT DATE AGREEMENT

RE: Lease dated October 31, 2018 (the “Lease”) by and between MATRIX EQUITIES, INC. AS AGENT FOR MATRIX CROSSROADS, LLC and CREST PLAZA LLC (collectively, “Landlord”) and NEW WORLD TECHNOLOGIES, INC. (“Tenant”) for approximately 1,762 rentable square feet for space in the building located at 1363 Veterans Memorial Highway Suite 22 (such building, together with the land upon which it is situated and any other related improvements owned by Landlord, being herein referred to as the “Building”)

Reference is made to that certain Lease by and between Landlord and Tenant, with respect to the Premises in the above-referenced Building. This is to confirm that the Commencement Date of the Term of the Lease shall occur on December 28, 2018. Tenant acknowledges that it was given early access to prepare the Premises as of November 16, 2018 (the “Early Access Date”).

From the Early Access Date through the Commencement Date, Tenant agrees to indemnify, defend and hold harmless Landlord and Landlord’s real estate/property manager, and their respective members, partners, officers and directors and their respective agents, employees and/or representatives (“Landlord’s Indemnified Parties”), from and against any and all claims, demands, actions, liabilities, damages, costs and expenses (including attorneys’ fees), for injuries to any persons and damage to or theft or misappropriation or loss of property occurring in or about the Property and arising from Tenant’s early access to the Premises (unless any injury to any person was caused, in whole or in part, by the negligence of Landlord or Landlord’s Indemnified Parties) or from any activity, work, or thing done, permitted or suffered by Tenant in or about the Premises (including, without limitation, any Alteration by Tenant) or the Property or from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed under this Lease or due to any other act or omission of Tenant, its subtenants, assignees, invitees, employees, contractors and agents.

Notwithstanding anything in the Lease to the contrary, the Rent Commencement Date shall remain February 15, 2019. The Term of the Lease shall expire on February 28, 2025.

Accepted and Agreed:

NEW WORLD TECHNOLOGIES, INC.

By:	/s/ Hank Tucker
Hank Tucker, President

EXHIBIT A - DEPICTION OF THE PREMISES

A-1

New World Technologies Inc
1363-22 1,762 RSF

Suite 1363-22

EXHIBIT B

RULES AND REGULATIONS

1. Tenant shall not make any use of the Premises which may be dangerous to person or property or which shall increase the cost of insurance or require additional insurance coverage.

2. Tenant shall not paint, display, inscribe or affix any sign, picture, advertisement, notice, lettering or direction or install any lights on any part of the outside or inside of the Building, other than the Premises, and then not on any part of the inside of the Premises which can be seen from outside the Premises, except as approved by Landlord in writing.

3. Tenant shall not use the name of the Building or Property in advertising or other publicity, except as the address of its business, and shall not use pictures of the Building or Property in advertising or publicity.

4. Tenant shall not obstruct or place objects on or in sidewalks, entrances, passages, courts, corridors, vestibules or halls in and about the Building. Tenant shall not place objects against glass partitions or doors or windows or adjacent to any open common space which would be unsightly from the Building corridors or from the exterior of the Building.

5. Bicycles shall not be permitted in the Building other than in locations designated by Landlord.

6. Tenant shall not allow any animals, other than seeing eye dogs, in the Premises or the Building.

7. Tenant shall not disturb other tenants or make excessive noises, cause disturbances, create excessive vibrations, odors or noxious fumes or use or operate any electrical or electronic devices or other devices that emit excessive sound waves or are dangerous to other tenants of the Building or that would interfere with the operation of any device or equipment or radio or television broadcasting or reception from or within the Building or elsewhere, and shall not place or install any projections, antennae, aerials or similar devices outside of the Building or the Premises.

8. Tenant shall not waste electricity or water and shall cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air conditioning and shall refrain from attempting to adjust any controls except for the thermostats within the Premises. Tenant shall keep all doors to the Premises closed.

9. Unless Tenant installs new doors to the Premises, Landlord shall furnish two sets of keys for all doors to the Premises at the commencement of the Term. Tenant shall furnish Landlord with duplicate keys for any new or additional locks on doors installed by Tenant. When the Lease is terminated, Tenant shall deliver all keys to Landlord and will provide to Landlord the means of opening any safes, cabinets or vaults left in the Premises.

B-1

10. Except as otherwise provided in the Lease, Tenant shall not install any signal, communication, alarm or other utility or service system or equipment without the prior written consent of Landlord.

11. Tenant shall not use any draperies or other window coverings instead of or in addition to the Building standard window coverings designated and approved by Landlord for exclusive use throughout the Building.

12. Landlord shall have no responsibility or liability for any theft, robbery or other crime in the Building. Tenant shall assume full responsibility for protecting the Premises, including keeping all doors to the Premises locked after the close of business.

13. Tenant shall not overload floors; and Tenant shall obtain Landlord’s prior written approval as to size, maximum weight, routing and location of business machines, safes, and heavy objects. Tenant shall not install or operate machinery or any mechanical devices of a nature not directly related to Tenant’s ordinary use of the Premises.

14. In no event shall Tenant bring into the Building inflammables such as gasoline, kerosene, naphtha and benzene, or explosives or firearms or any other articles of an intrinsically dangerous nature.

15. Furniture, equipment and other large articles may be brought into the Building only at the time and in the manner designated by Landlord. Tenant shall furnish Landlord with a list of furniture, equipment and other large articles which are to be removed from the Building, and Landlord may require permits before allowing anything to be moved in or out of the Building. Movements of Tenant’s property into or out of the Building and within the Building are entirely at the risk and responsibility of Tenant.

16. No person or contractor, unless approved in advance by Landlord, shall be employed to do janitorial work, interior window washing, cleaning, decorating or similar services in the Premises.

17. Tenant shall not use the Premises for lodging, cooking (except for microwave reheating and coffee makers) or manufacturing or selling any alcoholic beverages or for any illegal purposes.

18. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

19. Tenant shall cooperate and participate in all reasonable security programs affecting the Building or Property.

20. Tenant shall not loiter, eat, drink, sit or lie in the lobby or other public areas in the Building or Property. Tenant shall not go onto the roof of the Building or any other non-public areas of the Building (except the Premises), and Landlord reserves all rights to control the public and non-public areas of the Building. In no event shall Tenant have access to any electrical, telephone, plumbing or other mechanical closets without Landlord’s prior written consent.

21. Tenant shall not use the loading docks or receiving areas of the Building, if any, except in accordance with regulations for their use established by Landlord.

22. Tenant shall not dispose of any foreign substances in the toilets, urinals, sinks or other washroom facilities, nor shall Tenant permit such items to be used other than for their intended purposes; and Tenant shall be liable for all damage as a result of a violation of this rule.

23. Smoking is prohibited in the Premises and in all common areas of the Building and in all other portions of the Building.

B-2

EXHIBIT C

WORK LETTER
[Landlord Performs Work]

1. Except as set forth in this Exhibit, Tenant accepts the Premises in their “as is” condition on the date that this Lease is entered into.

2. Work Costs. Crest Plaza LLC shall be responsible for all costs and expenses related to the Work including, without limitation, design of the Work and preparation of the Proposed Drawings and the Working Drawings, costs of construction, labor and materials, permit and inspection fees, electrical usage during construction, additional janitorial services, general signage, and related taxes and insurance costs, based upon the Building’s standard fixtures and finishes, as determined by Landlord in its reasonable and reputable opinion, as set forth on Schedule 1 attached hereto and made a part hereof (“Building Standards”). Any additional costs relating to changes or substitutions to the Building Standards requested by Tenant, including reasonable fees for the contractor, are to be paid by Tenant to Landlord prior to the Commencement Date (“Excess Costs”). Tenant’s failure to pay the Excess Costs to Landlord within ten (10) days after Landlord’s written demand therefor shall be a Default under the Lease entitling Landlord to exercise all of its rights and remedies in connection therewith.

3. Performance of the Work. Subject to the issuance of municipal permits and/or approvals, Landlord shall cause the Work to be performed in a good and workmanlike manner by a general contractor, subcontractors, MEP engineer and such other employees and agents as Landlord may select. As used in this Lease, the term “Completion Date” shall mean the date on which the Work has been substantially completed, meaning that the Work has been completed except for such incomplete items (“Punch List Items”) as would not materially interfere with the use of the Premises for its intended uses, as described in the Lease; provided, however, the Work shall be deemed to be substantially completed on the date on which the Work would have been substantially completed but for Tenant Delay. As used herein, the term “Tenant Delay” shall mean a delay in the substantial completion of the Work as a result of: (i) Tenant’s request for any change to the Working Drawings or the Work; (ii) any delay resulting from difficulty in obtaining materials which are necessary for the construction of the Work; or (iii) the non-performance or delay in the substantial completion of the construction of any portion of the Work attributable to or caused by Tenant or any agent, employee or contractor of Tenant. Each calendar day of such delay will correspond to one (1) day of Tenant Delay. In the event of any dispute as to whether Landlord has substantially completed the Work, the decision of Landlord’s architect shall be final and binding on the parties.

4. At any time after substantial completion of the Work, Landlord may enter the Premises to complete Punch List Items with reasonable prior notice to Tenant, and such entry by Landlord, its agents, employees or contractors for such purpose shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rent, or relieve Tenant from any of its obligations under the Lease, or, subject to the terms of the Lease, impose any other liability upon Landlord, its agents, employees or contractors.

5. Landlord or its affiliate shall supervise the Work, make disbursements required to be made to the contractor and coordinate the relationship between the Work, the Building, and the Building’s systems.

Schedule 1

Tenant Standards: Crossroads - Hauppauge

New World Technologies Suite 1363-22

●	Crest Plaza LLC will re-carpet entire suite using building standard carpet (except for cross-hatched area on Exhibit A, where Crest Plaza LLC will install building standard VCT tile).

●	Crest Plaza LLC will re-paint suite using building standard paint.

●	Colors for carpet and paint to be picked out by Tenant from Landlord's samples within (5) five business days of lease execution.

●	Crest Plaza LLC will replace all missing lighting fixtures.

●	Crest Plaza LLC shall ensure HVAC is in good working order as of Commencement Date